CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our auditor's report dated September 19, 2024 with respect to the consolidated financial statements of Midori Group Inc. as at September 30, 2023 and for the year then ended, included in the Regulation A Offering Statement on Form 1-A of Midori Group Inc., as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading "Experts" in the Form 1-A.

MNP LLP

Chartered Professional Accountants
Licensed Public Accountants

November 21, 2024
Mississauga, Canada

MNP LLP
Suite 900, 50 Burnhamthorpe Road W, Mississauga ON, L5B 3C2 T: 416.626.6000 F: 416.626.8650